As filed with the Securities and Exchange Commission on March 10, 2026

Registration No. 333-266045

Registration No. 333-270376

Registration No. 333-277723

Registration No. 333-287710

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-266045)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-270376)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-277723)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-287710)

UNDER

THE SECURITIES ACT OF 1933

ZENVIA INC.

(Exact name of registrant as specified in its charter)

The Cayman Islands	98-1598403
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Avenida Paulista, 2300, 18th Floor, Suite 182 São Paulo, São Paulo, 01310-300 Brazil
(Address of Principal Executive Offices, including zip code)

Zenvia Inc. 2022 Long-term Incentive Plan

Zenvia Inc. 2023 Long-term Incentive Plan

Long-term Incentive Plan No. 6

Long-term Incentive Plan No. 7

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 (212) 947-7200

(Telephone number, including area code, of agent for service)

Copies to:
Grenfel S. Calheiros Paulo F. Cardoso Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 +1 (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by Zenvia Inc., a Cayman Islands exempted company with limited liability (the “Company”) to deregister any and all Class A common shares, par value US$0.00005 per share, of the Company (the “Class A Common Shares”), together with any and all plan interests and other securities registered thereunder, in each case, that remain unsold or otherwise unissued as of the date hereof under each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”) by the Company:

•	Registration Statement on Form S-8 (Registration No. 333-266045), filed with the SEC on July 7, 2022, registering 240,000 Class A Common Shares issuable pursuant to the Company’s 2022 Long-term Incentive Plan.
•	Registration Statement on Form S-8 (Registration No. 333-270376), filed with the SEC on March 9, 2023, registering 2,300,000 Class A Common Shares issuable pursuant to the Company’s 2023 Long-term Incentive Plan.
•	Registration Statement on Form S-8 (Registration No. 333-277723), filed with the SEC on March 7, 2024, registering 2,300,000 Class A Common Shares issuable pursuant to the Company’s Long-term Incentive Plan No. 6.
•	Registration Statement on Form S-8 (Registration No. 333-287710), filed with the SEC on June 2, 2025, registering 2,300,000 Class A Common Shares issuable pursuant to the Company’s Long-term Incentive Plan No. 7.

On February 25, 2026, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Class A Common Shares from the Nasdaq Capital Market. On March 9, 2026, the Company filed a Notification of Removal from Listing and Registration on Form 25 with the SEC to delist the Class A Common Shares from Nasdaq and to deregister the Class A Common Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of its Class A Common Shares, debt securities, warrants, rights and units under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or are otherwise unissued at the termination of the offerings. The Company, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. Each of the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on March 10, 2026.

 ZENVIA INC.

By: /s/ Cassio Bobsin

Name: Cassio Bobsin
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.